SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant [x]
Filed by a Party other than the Registrant [ ]
Check the appropriate box:
[ ] Preliminary Proxy Statement          [ ] Confidential, for Use of
[x] Definitive Proxy Statement                 the Commission Only (as
[ ] Definitive Additional Materials            permitted by
[ ] Soliciting Material Pursuant to            Rule 14a-6(e)(2))
            Section 240.14a-11(c)
            or Section 240.14a-12

                         Louisiana-Pacific Corporation
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                (Name of Registrant as Specified In Its Charter)

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    (Name of  Person(s)  Filing Proxy  Statement  if other than the  Registrant)
Payment of Filing Fee (Check the appropriate box):
[x] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    1)  Title of each class of securities to which transaction applies:

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    2)  Aggregate number of securities to which transaction applies:

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    pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing
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[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    1)  Amount Previously Paid:

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
[LOGO] LOUISIANA-PACIFIC CORPORATION                         Proxy Statement and
        111 S.W. Fifth Avenue                          Notice to Stockholders of
        Portland, Oregon  97204                                   ANNUAL MEETING
        (503) 221-0800                                               MAY 1, 2000



                                                                  March 21, 2000


Dear Stockholder:

        On behalf of the Board of Directors, I cordially invite you to attend the Annual Meeting of Stockholders of Louisiana-Pacific Corporation. The meeting will be held on Monday, May 1, 2000, at 9:30 a.m. at the Embassy Suites Hotel, 319 S.W. Pine Street, Portland, Oregon. Your Board of Directors and I look forward to greeting personally those stockholders able to be present.

        At this year's meeting, in addition to the election of two directors, you will be asked to vote upon approval of the 2000 Employee Stock Purchase Plan. Your Board of Directors unanimously recommends a vote FOR this proposal. Action will also be taken on any other matters that are properly presented at the meeting.

        Regardless of the number of shares you own, it is important that they be represented and voted at the meeting whether or not you plan to attend. Accordingly, you are requested to sign, date, and mail the enclosed proxy at your earliest convenience.

        The accompanying proxy statement contains important information about the annual meeting and your corporation. On behalf of the Board of Directors, thank you for your continued interest and support.

Sincerely,


[SIGNATURE]


Mark A. Suwyn

Chairman and Chief Executive Officer

                                TABLE OF CONTENTS

        On written request, Louisiana-Pacific will provide, without charge, a copy of the Corporation's Form 10-K Report for 1999 filed with the Securities and Exchange Commission (including the financial statements and a list briefly describing the exhibits thereto) to any record holder or beneficial owner of the Corporation's common stock on March 3, 2000, the record date for the 2000 Annual Meeting, or to any person who subsequently becomes such a record holder or beneficial owner. The reports will be available for mailing in April 2000. Requests should be sent to: Director of Corporate Affairs, Louisiana-Pacific Corporation, 111 S.W. Fifth Avenue, Portland, Oregon 97204.


                                                                                          PAGE

Voting Procedure............................................................................2

Item 1--Election of Directors...............................................................3

        Nominees............................................................................3

        Continuing Directors................................................................4

        Board and Committee Meetings........................................................5

        Executive Committee.................................................................5

        Finance and Audit Committee.........................................................6

        Compensation Committee--Interlocks and Insider Participation........................6

        Environmental Affairs Committee.....................................................7

        Nominating and Corporate Governance Committee; Nominations for Director.............7

Item 2 - Approval of 2000 Employee Stock Purchase Plan......................................8

        Background..........................................................................8

        Terms of the Purchase Plan.........................................................10

        U.S. Federal Income Tax Aspects....................................................10

        Stockholder Approval...............................................................10

Other Business.............................................................................10

Holders of Common Stock....................................................................11

        Five Percent Beneficial Owner......................................................11

        Directors and Executive Officers...................................................12

Section 16(a) Beneficial Ownership Reporting Compliance....................................13


                                      - i -

Executive Compensation.....................................................................13

        Compensation Committee Report......................................................13

        Performance Graph..................................................................19

        Compensation of Executive Officers.................................................20

        Retirement Benefits................................................................23

        Management Loans and Other Transactions............................................25

        Directors' Compensation............................................................26

        Agreements with Executive Officers.................................................27

Stockholder Proposals......................................................................30

Relationship with Independent Public Accountants...........................................30

General ...................................................................................30

Appendix A - 2000 Employee Stock Purchase Plan............................................A-1

                      [LOGO] LOUISIANA-PACIFIC CORPORATION

                              111 S.W. FIFTH AVENUE
                             PORTLAND, OREGON 97204
                                 (503) 221-0800

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                   MAY 1, 2000


        The Annual Meeting of Stockholders of Louisiana-Pacific Corporation ("L-P") will be held at the Embassy Suites Hotel, 319 S.W. Pine Street, Portland, Oregon, on Monday, May 1, 2000, at 9:30 a.m., local time, to consider and vote upon the following matters:

    1.     Election of two Class III directors.

    2.     Approval of the 2000 Employee Stock Purchase Plan.

        Only stockholders of record at the close of business on March 3, 2000, are entitled to notice of and to vote at the meeting.

        In accordance with the General Corporation Law of the State of Delaware, a complete list of the holders of record of L-P Common Stock entitled to vote at the meeting will be open to examination, during ordinary business hours, at L-P's headquarters located at 111 S.W. Fifth Avenue, Portland, Oregon, for the 10 days preceding the meeting, by any L-P stockholder for any purpose germane to the meeting.

        Admission to the meeting will be by ticket only. If you are a stockholder of record and plan to attend, the Admission Ticket attached to the proxy card will admit you to the meeting. If you are a stockholder whose shares are held through an intermediary such as a bank or broker and you plan to attend, you may request an Admission Ticket by sending a written request, along with proof of ownership, such as a bank or brokerage account statement, to Stockholder Relations, 111 S.W. Fifth Avenue, Portland, Oregon 97204.

                                                    ANTON C. KIRCHHOF, Secretary


Portland, Oregon

March 21, 2000





    WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN ORDER THAT YOUR STOCK MAY BE VOTED IN
  ACCORDANCE WITH THE TERMS OF THE PROXY STATEMENT. IF YOU ATTEND THE MEETING,
                 YOU MAY WITHDRAW YOUR PROXY AND VOTE IN PERSON.

                                 PROXY STATEMENT


        Louisiana-Pacific Corporation, a Delaware corporation ("L-P"), is soliciting proxies on behalf of its Board of Directors to be voted at the 2000 Annual Meeting of Stockholders (including any adjournment of the meeting). This proxy statement and the accompanying proxy card are first being sent to stockholders on approximately March 21, 2000.

                                VOTING PROCEDURE

        A proxy card is enclosed for your use. To vote by proxy, please sign, date, and return the proxy card promptly. For your convenience, a return envelope is enclosed, which requires no postage if mailed in the United States.

        You may indicate your voting instructions on the proxy card in the spaces provided. Properly completed proxies will be voted as instructed. If you return a proxy without indicating voting instructions, your shares will be voted in accordance with the recommendations of the Board of Directors--FOR items 1 and 2 listed in the Notice of Annual Meeting of Stockholders.

        If you return a proxy card, you may revoke it (1) by filing either a written notice of revocation or a properly signed proxy bearing a later date with the Secretary of L-P at any time before the meeting, or (2) by voting in person at the annual meeting.

        If you participate in the Automatic Dividend Reinvestment Plan offered by First Chicago Trust Company of New York, all the shares held for your account in the plan will be voted in the same manner as shares you vote by proxy. If you do not vote by proxy, the shares held for your account under the plan will not be voted.

        Only stockholders of record at the close of business on March 3, 2000, are entitled to receive notice of the annual meeting and to vote at the meeting. At the record date, there were 104,118,409 shares of common stock, $1 par value ("Common Stock") outstanding. Each share of Common Stock is entitled to one vote on each matter to be acted upon. A majority of the outstanding shares of Common Stock represented at the meeting will constitute a quorum. Additional information concerning holders of outstanding Common Stock may be found under the heading "Holders of Common Stock" below.

        The Board of Directors has adopted a confidential voting policy which provides that the voting instructions of stockholders are not to be disclosed to L-P except (a) in the case of communications intended for management, (b) in the event of certain contested matters, or (c) as required by law. Votes will be tabulated by independent tabulators and summaries of the tabulation will be provided to management.

                          ITEM 1--ELECTION OF DIRECTORS

Nominees

        The two nominees for the Class III director positions to be voted on at the meeting are presently members of the Board of Directors. The term of office for the positions to be voted on will expire at the Annual Meeting of Stockholders in 2003. The nominees are:

ARCHIE W. DUNHAM                                  NOMINEE FOR TERM EXPIRING 2003

        Archie W. Dunham, age 61, became a director of L-P in 1996. He is Chairman, President and Chief Executive Officer of Conoco Inc., an integrated global energy company. He has served in various senior executive positions with Conoco Inc. for more than five years. Mr. Dunham is also a director of Phelps Dodge Corporation.

MARK A. SUWYN                                     NOMINEE FOR TERM EXPIRING 2003

        Mark A. Suwyn, age 57, became Chairman and Chief Executive Officer of L-P and was elected to its Board of Directors in January 1996. Mr. Suwyn was Executive Vice President of International Paper Company from 1992 through 1995. Previously, he was Senior Vice President of E. I. du Pont de Nemours and Company.

        YOUR SHARES REPRESENTED BY A PROPERLY COMPLETED AND RETURNED PROXY CARD WILL BE VOTED FOR THE ELECTION OF THE TWO NOMINEES UNLESS AUTHORITY TO VOTE IS WITHHELD. If either of the nominees becomes unavailable to serve (which is not anticipated), your proxy will be voted for a substitute nominee designated by the Board of Directors.

        The two nominees receiving the highest total number of votes will be elected. Shares not voted for the election of directors, whether because authority to vote is withheld, because the record holder fails to return a proxy, because the broker holding the shares does not vote on such issue or otherwise, will not count in determining the total number of votes for each nominee.

Continuing Directors

        The current members of the Board of Directors, whose terms of office will continue beyond the 2000 Annual Meeting of Stockholders, are:

JOHN W. BARTER                                         CURRENT TERM EXPIRES 2001

        John W. Barter, age 53, became Chief Financial Officer of Kestrel Solutions, Inc., a privately-owned developer of innovative products in the field of optical modulation for the telecommunications industry based in Mountain View, California, in January 2000. Mr. Barter was a private investor involved in venture capital financing from 1997 through 1999. He served as Executive Vice President of AlliedSignal, Inc., a multinational manufacturing firm, and President of AlliedSignal Automotive from October 1994 until 1997. Mr. Barter has been a director of L-P since 1998. He is also a director of BMC Software, Inc.

WILLIAM C. BROOKS                                      CURRENT TERM EXPIRES 2001

        William C. Brooks, age 66, became a director of L-P in 1996. Mr. Brooks has been Chairman of The Brooks Group International, a holding company involved in human resources and economic development, since 1998. Prior to that, he was Vice Chairman of Luftig & Warren International, a business performance technology consulting firm. Mr. Brooks previously served as Vice President of General Motors Corporation until his retirement in 1997. Mr. Brooks was Assistant Secretary of Labor for the Employment Standards Administration from July 1989 to December 1990. He is also a director of Complete Business Solutions, Inc., DTE Energy Company and Detroit Edison Co., and United American Healthcare Corporation.

PATRICK F. MCCARTAN                                    CURRENT TERM EXPIRES 2001

        Patrick F. McCartan, age 65, became a director of L-P in 1998. He is managing partner of the international law firm of Jones, Day, Reavis & Pogue, a position that he has held since 1993. He is a Fellow of the American College of Trial Lawyers and the International Academy of Trial Lawyers.

LEE C. SIMPSON                                         CURRENT TERM EXPIRES 2001

        Lee C. Simpson, age 65, served as President and Chief Operating Officer of L-P on an interim basis from July 1995 until March 1996. He also was elected to fill a vacancy on the Board of Directors in July 1995. He was an executive officer of L-P from 1972 until his retirement in 1991 and previously served as a director of L-P from 1972 until 1993.

PAUL W. HANSEN                                         CURRENT TERM EXPIRES 2002

        Paul W. Hansen, age 48, has been a director of L-P since February 1999. Mr. Hansen has been Executive Director of the Izaak Walton League of America (the "IWLA"), a nationally-recognized conservation organization, since February 1995. Mr. Hansen began his employment with the IWLA in 1982 as an Acid Rain Project Coordinator and served in various positions thereafter, becoming Associate Executive Director in 1994.

DONALD R. KAYSER                                       CURRENT TERM EXPIRES 2002

        Donald R. Kayser, age 69, a private investor, served as interim Chairman and Chief Executive Officer of L-P from July 1995 to January 1, 1996, and then served as a consultant to L-P through April 1996. Mr. Kayser retired from his former position as Executive Vice President and Chief Financial Officer of Morrison Knudsen Corporation in 1990. He was Senior Vice President and Chief Financial Officer of AlliedSignal, Inc., from 1985 until July 1988. Mr. Kayser was an executive officer of L-P until 1982 and has been a director of L-P since 1972.

BRENDA LAUDERBACK                                      CURRENT TERM EXPIRES 2002

        Brenda Lauderback, age 49, was elected as a director of L-P in September 1999. She was Group President, Wholesale and Retail, of Nine West Group Inc., a designer and marketer of quality, fashionable women's footwear and accessories, from May 1995 until her retirement in January 1998. Ms. Lauderback previously served as President of the Wholesale Division at U.S. Shoe Corp. from 1993 to 1995. She is also a director of Consolidated Stores Corporation, Irwin Financial Corporation, and Jostens, Inc.

Board and Committee Meetings

        During 1999, the Board of Directors held four regular quarterly meetings and four special telephone conference meetings. Each director attended at least 75% of the total number of the meetings of the Board and the meetings held by all committees of the Board on which he or she served during 1999.

Executive Committee

        The Board of Directors has an Executive Committee of which Mr. Suwyn is Chair and Mr. Barter and Mr. Dunham are members. The Executive Committee did not meet during 1999. The Executive Committee may exercise all the powers and authority of the Board in the management of L-P's business and affairs, except that the Executive Committee may not (i) approve or adopt, or recommend to the stockholders, any action or matter expressly required by the Delaware General Corporation Law to be submitted to the stockholders for approval or (ii) adopt, amend or repeal L-P's bylaws.

Finance and Audit Committee

        The Board of Directors has a Finance and Audit Committee (the "Audit Committee") currently consisting of Mr. Dunham, Chair, Mr. Barter, Mr. Brooks, and Ms. Lauderback. During 1999, the Audit Committee held five meetings, one of which was a telephone conference meeting. The Audit Committee reviews and, as appropriate, makes recommendations to the Board on matters relating to the financial affairs and policies of L-P, including capital structure issues, dividend policy, treasury stock purchases, acquisitions and divestitures, the status and financial implications of significant legal and tax matters, the effectiveness of L-P's internal legal compliance programs, external financing, complex financial transactions, proposed changes in accounting and financial reporting principles and policies, and investment and debt policies. The Audit Committee also has responsibility for various auditing and accounting matters, including review of L-P's audit plan, annual audit, and reports or recommendations of L-P's independent public accountants, selection of L-P's outside accountants and approval of their compensation, and meeting with both L-P's internal auditors and its independent public accountants to assess the adequacy of L-P's internal financial controls.

Compensation Committee--Interlocks and Insider Participation

        The Board of Directors has a Compensation Committee currently consisting of the following directors: Mr. Brooks, Chair, Mr. Barter, Mr. Dunham, Ms. Lauderback, and Mr. McCartan. Prior to May 1999, Bonnie G. Hill, a director of L-P during the first half of 1999, also served on the Compensation Committee.

        The Compensation Committee held five meetings during 1999, two of which were telephone conference meetings. The Compensation Committee's functions are
(1) to administer L-P's 1997 Incentive Stock Award Plan, (2) to administer L-P's Annual Cash Incentive Award Plan with respect to the participation of the chief executive officer and other executive officers of L-P as provided in the plan,
(3) to administer each other compensation plan the administration of which is delegated to the Compensation Committee by the terms of the plan or by action of the Board of Directors, including the participation in each of L-P's compensation plans by the chief executive officer and other executive officers of L-P, and (4) to exercise all authority of the Board of Directors with respect to the compensation of the chief executive officer and other executive officers of L-P, including the determination of salaries and bonuses.

        Compensation decisions with respect to L-P's chief executive officer and other executive officers that are intended to comply with special rules affecting executive compensation under the Internal Revenue Code and the short-swing profit liability provisions of the federal securities laws are made by a special subcommittee of the Compensation Committee that complies with these special rules. Presently, all of the members of the Compensation Committee except Mr. McCartan are members of the subcommittee.

        During 1999, L-P used, and is continuing to use during 2000, the legal services of Jones, Day, Reavis & Pogue, of which Mr. McCartan is the managing partner.

        Information concerning executive compensation is set forth below under the caption "Executive Compensation."

Environmental Affairs Committee

        The Board of Directors has an Environmental Affairs Committee, consisting of Mr. Simpson, Chair, Mr. Hansen, Mr. Kayser, and Mr. Suwyn. The Environmental Affairs Committee, which met twice during 1999, is responsible for reviewing the effectiveness of L-P's environmental compliance program.

Nominating and Corporate Governance Committee; Nominations for Director

        The Board of Directors has a Nominating and Corporate Governance Committee (the "Nominating Committee") consisting of Mr. Kayser, Chair, Mr. Hansen, Mr. McCartan, and Mr. Simpson. The Nominating Committee met five times during 1999, two of which were telephone conference meetings. The Nominating Committee is authorized to establish procedures for selecting and evaluating potential nominees for director and to recommend to the Board of Directors criteria for membership on the Board, policies on the size and composition of the Board, candidates for director, compensation of directors, the composition of Board committees, and all other matters of corporate governance that may arise, including director independence, filling a vacancy in the office of chief executive officer, staggered terms for the Board of Directors, the roles of the directors, management and stockholders, responses to stockholder proposals, and changes in L-P's bylaws. The Nominating Committee will consider stockholders' recommendations concerning nominees for director. Any such recommendation, including the name and qualifications of a nominee, may be submitted to L-P to the attention of the Chair of the Nominating Committee.

        L-P's bylaws provide that nominations for election to the Board of Directors may be made by the Board or by any stockholder of record entitled to vote for the election of directors. Notice of a stockholder's intent to make such a nomination must be given in writing, by personal delivery or certified mail, postage prepaid, to the Chairman of the corporation and must include the name and address of the stockholder and each proposed nominee, a representation that the stockholder is a record holder of Common Stock and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice, a description of any arrangements or understandings pursuant to which the nominations are to be made, the signed consent of each proposed nominee to serve as a director if elected, and such other information regarding each nominee as would be required to be included in L-P's proxy statement if the person had been nominated by the Board of Directors. The notice is required to be delivered not less than 45 days prior to the first anniversary of the initial mailing date of L-P's proxy materials for the preceding year's annual meeting. For next year's annual meeting, this notice must be received by L-P no later than February 4, 2001.

        ITEM 2 - APPROVAL OF 2000 EMPLOYEE STOCK PURCHASE PLAN

Background

        In February 2000, the Board of Directors adopted, subject to stockholder approval, the Louisiana-Pacific Corporation 2000 Employee Stock Purchase Plan (the "Purchase Plan"), covering a maximum of 1,500,000 shares of Common Stock. The Purchase Plan allows all employees of L-P and certain of its subsidiaries the opportunity to subscribe for shares of Common Stock on an installment basis through payroll deductions. Approximately 13,000 employees are eligible to participate in the Purchase Plan. L-P has offered similar plans to its employees for many years.

        The Purchase Plan provides for two separate offering and purchase periods. It is anticipated that 750,000 shares initially will be offered for subscription during the first offering period, with the remaining unsubscribed shares, which may be more than 750,000, available for subscription during the second offering period. The first offering period will commence on October 1, 2000, and end on October 31, 2000. The first purchase period (the two-year period during which payroll deductions are made to pay for the shares subscribed for during the first offering period) will end October 31, 2002. The second offering period will commence on October 1, 2001, and end on October 31, 2001. The second purchase period will end October 31, 2003.

Terms of the Purchase Plan

        The subscription price per share for each purchase period is the lesser of (i) 85 percent of the mean between the high and low sale prices for shares of

Common Stock reported on the New York Stock Exchange-Composite Transactions on the trading day before the applicable offering period commences and (ii) the mean between the high and low sale prices so reported on the date the purchase period ends, or on any earlier date of purchase provided for in the Purchase Plan. The mean between the high and low sale prices for Common Stock reported on the New York Stock Exchange-Composite Transactions on March 3, 2000, was $12.469 per share.

        The number of shares that may be subscribed in each offering period is limited in relation to the monthly compensation of each employee, up to a maximum equal to the number of shares which can be purchased with $21,240. The number of shares subscribed and the purchase price per share is subject to adjustment in the event of future stock dividends, stock splits or certain other capital adjustments. The Purchase Plan may be amended or terminated by the Board of Directors at any time following stockholder approval, except that no amendment or termination may adversely affect outstanding subscriptions or decrease the purchase price per share or increase the maximum number of shares offered under the Purchase Plan other than as a result of a capital adjustment.

        An employee may terminate a subscription at any time before the full purchase price for the subscribed shares has been paid and be refunded the full amount withheld, plus interest at the annual rate of 5 percent. An employee may also reduce the number of subscribed shares and (i) receive a refund of the amount withheld which is in excess of the amount which would have been withheld if his subscription had been for the reduced number of shares, plus interest on the refund at the annual rate of 5 percent or (ii) have the excess applied to reduce the amount of future installments of the purchase price.

        An employee whose employment is terminated for any reason other than retirement, disability, or death (or the personal representative of any employee who dies after such termination) may, at his election, be refunded the full amount withheld, plus interest at the annual rate of 5 percent, or receive the whole number of shares which could be purchased at the purchase price with such amount, together with a cash refund of any balance. An employee who retires or is permanently disabled (or the personal representative of any employee who dies while employed, retired, or disabled) at any time before the full purchase price of the subscribed shares has been paid has the rights described above and, in addition, may prepay the entire unpaid balance for the subscribed shares and receive such shares. Any such election must be made within three months following any termination of employment and prior to the end of the respective purchase period.

        A copy of the Purchase Plan is attached as Appendix A and is incorporated herein by reference.

U.S. Federal Income Tax Aspects

        For purposes of U.S. federal income taxation, an employee who is continuously employed by L-P or a subsidiary during the period beginning on the offering date and ending three months before the date on which the amount of his payments is no longer subject to withdrawal, and who makes no disposition of the shares within one year after the date of transfer of the shares to him or within two years after the offering date, will not receive any taxable income upon his subscription or when he completes payment for or receives delivery of the shares. Under these circumstances, there will be no tax effect to L-P (it will not be entitled to any deduction from income by reason of the employee's subscription or purchase). Any gain which may be recognized by the employee on the ultimate disposition of the shares will be treated as ordinary income in an amount equal to the lesser of (i) the amount of the gain or (ii) the difference between the maximum purchase price and the market price of the Common Stock on the day preceding commencement of the offering. Gain in excess of such amount or any loss on disposition will be treated as capital gain or loss.

        An earlier disposition of the shares will result in any excess of the fair market value of the shares at the time of purchase over the purchase price being treated as compensation taxable to the employee at ordinary income tax rates in the year in which the disposition occurs, in which event L-P will be entitled to a corresponding deduction from income.

Stockholder Approval

        In order to meet federal income tax requirements, the Purchase Plan must be approved by L-P's stockholders within 12 months after the date of its adoption by the Board of Directors. Approval of the Purchase Plan will require the affirmative vote of a majority of the total votes cast on this item at the meeting. Shares that are not represented at the meeting, shares that abstain from voting on this item, and shares not voted on this item by brokers or nominees will not be counted for purposes of computing a majority.

        THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE PURCHASE PLAN.

                                 OTHER BUSINESS

        At the time this proxy statement was printed, management knew of no matters other than the items of business listed in the Notice of Annual Meeting of Stockholders which might be presented for stockholder action at the meeting. If any matters other than the listed items properly come before the meeting, the proxies named in the accompanying form of proxy will vote or refrain from voting thereon in accordance with their judgment.


                             HOLDERS OF COMMON STOCK

Five Percent Beneficial Owner

        The following table provides information concerning the beneficial ownership of Common Stock by the only person known to L-P to beneficially own 5% or more of the outstanding Common Stock:

                                 Common Stock
                                 Beneficially Owned           Approximate
                                                    1
Name and Address                 As of Dec. 31, 1999          Percent of Class
----------------                 --------------------         ----------------

Capital Research and                   8,025,000                     7.7%
 Management Company
333 South Hope Street
Los Angeles, CA 90071

-----------------------

1
 Based on Amendment No. 2 to Schedule 13G filed by Capital Research and Management Company, a registered investment company, reporting sole dispositive power of the indicated shares.

Directors and Executive Officers

        The following table summarizes the beneficial ownership of Common Stock of the directors, nominees for director, and current executive officers of L-P:

                                 COMMON STOCK                        APPROXIMATE
                              BENEFICIALLY OWNED                     PERCENT OF
                                                1
NAME                         AS OF MARCH 3, 2000                        CLASS
              2
John W. Barter                     10,000                                 *
                 2
William C. Brooks                  27,100                                 *
                2
Archie W. Dunham                   28,000                                 *
              2
Paul W. Hansen                     10,500                                 *
                2,5
Donald R. Kayser                   96,797                                 *

Brenda Lauderback                       0                                 *
                   2
Patrick F. McCartan                 9,000                                 *
                 2,3
J. Keith Matheney                 138,738                               0.1%
              2
Lee C. Simpson                     57,243                                 *
                 2,3
Curtis M. Stevens                 145,195                               0.1%
             2,3,4
Mark A. Suwyn                     712,115                               0.7%
               2,3
Michael J. Tull                   141,649                               0.1%
                 2,3
Gary C. Wilkerson                 119,622                               0.1%
                     2,3,4,5
All current directors           2,088,756                               2.0%
and executive
officers as a group
(20 persons)
--------------------

 * Percentages under 0.1% are not shown.

 1 Shares are shown as beneficially owned if the person named in the table has or shares the power to vote or direct the voting of, or the power to dispose of, or direct the disposition of, such shares. Inclusion of shares in the table does not necessarily mean that the persons named have any economic beneficial interest in shares set forth opposite their respective names.

 2 Includes shares reserved for issuance under immediately exercisable options and options which will become exercisable within 60 days after March 3, 2000, as follows: Mr. Barter, 9,000 shares; Mr. Brooks, 27,000 shares; Mr. Dunham, 27,000 shares; Mr. Hansen, 9,000 shares; Mr. Kayser, 63,000 shares; Mr. McCartan, 9,000 shares; Mr. Matheney, 54,800 shares; Mr. Simpson, 36,000 shares; Mr. Stevens, 77,335 shares; Mr. Suwyn, 400,667 shares; Mr. Tull, 79,667 shares; Mr. Wilkerson, 43,001 shares; and all current directors and executive officers as a group, 1,122,007 shares.

 3 Includes shares held by the L-P Salaried 401(k) and Profit Sharing Plan (the "401(k) Plan") and beneficially owned by the following officers:

    Mr. Matheney, 11,632 shares; Mr. Stevens, 2,187 shares; Mr. Suwyn, 4,751 shares; Mr. Tull, 3,526 shares; Mr. Wilkerson, 2,187 shares; and all current executive officers as a group, 45,779 shares.

 4 Includes 60,000 shares of unvested restricted stock which Mr. Suwyn has the power to vote.

 5 Includes 1,100 shares donated to The Kayser Family Foundation and as to which Mr. Kayser shares voting and dispositive power.

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16 of the Securities Exchange Act of 1934 ("Section 16") requires that reports of beneficial ownership of Common Stock and changes in such ownership be filed with the SEC and the New York Stock Exchange by L-P's officers, directors, and certain other "reporting persons." Based solely upon a review of copies of Section 16 reports filed by L-P's reporting persons and written representations by such persons, to L-P's knowledge, all Section 16 reporting requirements applicable to such persons were complied with for the period specified in the SEC's rules governing proxy statement disclosures.

                             EXECUTIVE COMPENSATION

Compensation Committee Report

To the Stockholders of Louisiana-Pacific Corporation:

OVERVIEW

        The goals of L-P's executive compensation program are to recruit and retain qualified and talented executives who will provide effective leadership in meeting the challenges facing the company and to provide those executives with competitive pay and incentives for performance while aligning their interests with those of L-P's stockholders. The principal objectives of L-P's compensation strategy are (1) to reinforce L-P's business organization and strategic direction, (2) to be sufficiently competitive to attract and retain needed management talent, and (3) to provide compensation that is performance-based and aligned with stockholder interests yet remains fair, reasonable, and simple. To accomplish these objectives, the Compensation Committee approved a program with four principal elements--base salary, annual cash incentive opportunities, annual stock option grants, and, for selected senior executives, annual awards of stock contingent on performance. Cash incentive opportunities are awarded under the L-P Annual Cash Incentive Award Plan. Annual stock option grants and awards of performance shares are made under L-P's 1997 Incentive Stock Award Plan.

Decisions as to awards of stock options and performance shares and certain other matters are made by a subcommittee of the Compensation Committee, in which Mr. McCartan does not participate.

        In general, base salary is intended to be competitive at the median with other forest and building products companies. In addition, there are annual opportunities for cash incentive payments based on corporate performance, business unit performance, and individual performance which, if performance targets are met, should permit an executive to receive total cash compensation at above median levels for forest and building products companies. Annual stock option grants in an amount based on individual performance recognize individual achievement while aligning management interests with stockholder interests, reinforcing long-term performance, and facilitating stock ownership. Annual performance-contingent awards of stock are based on four-year total stockholder return measured against a defined peer group, providing selected senior executives with significant incentives to maximize stockholder value and increase their equity participation in L-P.

        In addition to the elements of the compensation strategy described above, L-P has a deferred compensation plan for executives and a supplemental retirement plan for selected senior executives. The Executive Deferred Compensation Plan provides for elective pretax deferrals of up to 90 percent of base salary and up to 100 percent of cash bonuses. Beginning October 1, 1999, deferred amounts up to 7 percent of base salary are matched by contributions to participants' plan accounts at L-P's expense. The Supplemental Executive Retirement Plan ("SERP") is designed to provide competitive target retirement benefits when combined with other company-paid retirement benefits and Social Security. L-P's chief executive officer, Mark A. Suwyn, does not participate in the SERP because he has a separate supplemental retirement benefit under his employment agreement, which is described in detail under the caption "Retirement Benefits" below.

        In November 1999, the subcommittee of the Compensation Committee approved an Executive Loan Program to encourage L-P's executive officers and selected key management personnel to acquire an increased equity interest in L-P stock and to provide additional incentives to remain employed by L-P. The program is described under "Management Loans and Other Transactions" below. In adopting the program, the subcommittee considered how it would fit in with L-P's other executive compensation programs, including annual stock option grants and executive severance agreements relating to a potential change in control.

DETERMINATION OF BASE SALARIES

        In February 1999, the Compensation Committee established new base salaries for executive officers based upon a review of salaries at 35 other forest and building products companies (including all of the companies included in the Standard & Poor's Paper & Forest Products Index). As a result of this review, the Compensation Committee decided to keep the chief executive officer's 1999 base salary at the 1998 level of $714,000, which was approximately the median (50th percentile) for chief executive officers in this industry. Due to individual circumstances, the salaries for other executive officers for 1999 varied from slightly above to slightly below the median salary for comparable positions at the other forest and building products companies reviewed and, for existing executive officers, increased from 4 to 6 percent over 1998 levels.

GRANTS OF CASH INCENTIVE AWARDS

        The Compensation Committee approved annual cash incentive award opportunities in February 1999 under L-P's Annual Cash Incentive Award Plan for Mr. Suwyn and certain other executive officers, subject to achievement of specified performance goals. The target amounts of the awards were based on the salary of each participant and ranged from approximately 45 to 55 percent of base salary for L-P's executive officers, except for Mr. Suwyn, whose target amount equaled 70 percent of his base salary, as required by his employment agreement.

        Depending upon the extent to which performance goals are met, the actual amount paid as a cash incentive award may range from zero to 150 percent of the target amount. The performance goals for each participating executive for 1999 were based 50 percent on L-P's earnings per share and 50 percent on objective individual and business unit goals unique to each of the participants, except that no amount of a 1999 award would be paid unless a minimum earnings per share threshold was reached. With respect to Mr. Suwyn, the Compensation Committee approved an additional cash incentive payment of $93,750 if the attainment of his individual performance goals reached 75 percent or $125,000 for attaining 100 percent of his goals.

        The business criteria on which individual performance goals are based include goals related to success in developing and implementing particular tasks assigned to an individual executive. These goals, therefore, naturally vary depending upon the responsibilities of individual executives and may include, without limitation, goals related to success in developing and implementing particular management plans or systems, reorganizing departments, establishing
business  relationships,   or  resolving  identified
problems. For 1999, the individual performance goals for Mr. Suwyn included goals related to increasing sales in L-P's core businesses and its specialty products, achieving commercialization of four new products with net sales of more than $2 million each, reducing production costs, improving or selling certain under-performing business units, implementing new financial and information systems, developing a three-year strategic plan, attaining performance targets for a recently-acquired business, and developing a succession plan for L-P's executive officer positions.

        The business criteria on which business unit performance goals are based include a combination of financial goals and strategic goals related to the performance of an identified business unit for which an executive has responsibility. Strategic goals for a business unit may include one or a combination of objective factors related to success in implementing strategic plans or initiatives, introducing products, constructing facilities, or other identifiable objectives. Financial goals for a business unit may include the degree to which the business unit achieves one or more measures related to its revenues, earnings, profitability, efficiency, operating profit, costs of production, or other measures, whether expressed as absolute amounts or as ratios or percentages, which may be measured against various standards, including budget targets, improvement over prior years, and performance relative to other companies or business units.

        In February 2000, the Compensation Committee determined that the level of attainment of the corporate goal relating to L-P's earnings per share was 150 percent. Based on the determination by the subcommittee of the Compensation Committee of the level of attainment of each of Mr. Suwyn's individual performance goals, his cash incentive award for 1999 for individual performance was set at 80 percent of the target level, or $200,000, plus an additional incentive payment of $93,750. The Compensation Committee also approved Mr. Suwyn's determination of levels of achievement of the individual and business unit performance goals assigned to other participating executives, resulting in 1999 cash incentive awards for individual performance of executive officers other than Mr. Suwyn ranging from 93 percent to 125 percent of target levels.

GRANTS OF STOCK OPTIONS

        Another significant element in L-P's compensation program is annual grants of nonstatutory stock options. In February 1999, the subcommittee of the Compensation Committee considered proposed option grants to executive officers. Preliminary target values (using the Black-Scholes valuation model) were based on competitive levels equal to a percentage of the executive's base salary. These target values equaled 70 percent of each executive officer's 1999 base salary, except for Mr. Suwyn, whose target value equaled 115 percent of his 1999 base salary, and one newly hired executive officer, whose target value equaled 75 percent of his 1999 base salary. The subcommittee approved option grants at levels up to 30 percent greater than the target values (20 percent in the case of Mr. Suwyn) based on individual performance during 1998. In addition, the option grants made to 17 senior executives, including ten of L-P's 12 executive officers, were increased by an additional 50 percent to address employee retention concerns. As a result of the foregoing factors, the Compensation Committee approved an option award to Mr. Suwyn of 258,000 shares. All options granted in 1999 will become exercisable in three equal annual installments beginning one year from the date of grant and will terminate 10 years after the date of grant.

PERFORMANCE-CONTINGENT STOCK AWARDS

        In February 1999, the subcommittee of the Compensation Committee granted performance-contingent stock awards to selected senior executives. Each grant entitles the participant to receive a number of shares of L-P Common Stock determined by comparing L-P's total annualized stockholder return to the mean annualized total stockholder return of five other forest and building products companies (all of which are included in the Standard & Poor's Paper & Forest Products Index) for the four-year period beginning on January 1 of the year of grant.

        Targeted award levels in the amount of 40 percent of 1999 base salary (except for Mr. Suwyn) will be payable in shares to participating executive officers if L-P's cumulative total stockholder return is a specified percentage above the mean total stockholder return of the specified comparison group. Mr. Suwyn's targeted award level is 60 percent of his 1999 base salary, or 22,400 shares of L-P Common Stock.

        Depending upon L-P's four-year total stockholder return for the four years ending December 31, 2002, in comparison to the group, the actual number of shares issued could range from zero to 200 percent of the targeted amount. Of the shares earned, 50 percent would be paid at the end of the four-year period, and 50 percent would remain subject to forfeiture upon a participant leaving L-P's employment within two years thereafter.

DEDUCTIBILITY OF COMPENSATION

        To the extent consistent with its goal of maintaining a fair and competitive compensation package, the Compensation Committee attempts to structure L-P's executive compensation to be deductible for income tax purposes by complying with tax requirements applicable to the deductibility of certain types of compensation.

Respectfully submitted,

William C. Brooks, Chair
John W. Barter
Archie W. Dunham
Brenda Lauderback
Patrick F. McCartan

Performance Graph

        The following graph is required to be included in this proxy statement under applicable rules of the Securities and Exchange Commission (the "SEC"). The graph compares the total cumulative return to investors, including dividends paid (assuming reinvestment of dividends) and appreciation or depreciation in stock price, from an investment in L-P Common Stock for the period January 1, 1995, through December 31, 1999, to the total cumulative return to investors from the Standard & Poor's 500 Stock Index and the Standard & Poor's Paper and Forest Products Index for the same period. Stockholders are cautioned that the graph shows the returns to investors only as of the dates noted and may not be representative of the returns for any other past or future period.


                 COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN
    Louisiana-Pacific Corporation, S&P 500, and S&P Paper and Forest Products
                     December 31, 1994 to December 31, 1999

          [EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC]

                         12/94    12/95     12/96     12/97     12/98     12/99
                         -----    -----     -----     -----     -----     -----
  Louisiana-Pacific      $100      90.99     81.37     75.34     74.83     59.75
     Corporation
      S & P 500          $100     137.12    168.22    223.90    287.35    347.36
 S & P Paper & Forest    $100     110.13    121.14    130.73    135.82    187.80
       Products

Compensation of Executive Officers

                           SUMMARY COMPENSATION TABLE

                                                                             Long-Term
                                                                            Compensation
                                                                            ------------

                                        Annual Compensation                    Awards
                                    --------------------------------------  ------------
         Name                                                                 Number of
         and                                                    Other          Shares       All Other
      Principal                                                 Annual       Underlying      Compen-
       Position          Year     Salary      Bonus 1       Compensation 2  Options/SARs    sation 3
       --------          ----     ------      --------      --------------- ------------    ---------


             4
Mark A. Suwyn            1999   $703,015     $  668,750             --          258,000    $  25,489
Chairman and Chief       1998    714,000        322,500             --          116,500       21,740
Executive Officer        1997    680,004        150,000             --          115,500       16,412
                 5
Gary C. Wilkerson        1999    280,615        190,451             --           35,000       16,205
Vice President and       1998    277,917        134,000             --           27,000       16,000
General Counsel          1997     81,266        115,000 6           --           20,001           --
                 5
Curtis M. Stevens        1999    234,731        180,180             --           55,000       17,191
Vice President,          1998    216,668        141,900             --           80,000       16,769
Treasurer and Chief      1997     70,808             --        $ 7,350           36,000           --
Financial Officer

J. Keith Matheney        1999    224,235        167,248             --           46,000       31,045
Vice President,          1998    208,687        104,000             --           20,000       17,339
Core Businesses          1997    200,000         52,500             --           23,000       17,339

Michael J. Tull          1999    215,177        135,816             --           41,000       22,203
Vice President           1998    198,942         77,100         31,807           22,000       19,024
                         1997    181,271         43,700             --           23,000       27,322

-------------------------

 1 Amounts shown for 1999 represent settlement of annual cash incentive opportunities awarded under L-P's Annual Cash Incentive Award Plan based on satisfaction of performance goals established in early 1999.

 2 Represents primarily reimbursement for financial planning services. Other amounts of personal benefits have been excluded as being below the minimum thresholds included in the proxy disclosure rules of the SEC.

 3 Amounts shown for 1999 include (i) the annual contribution to the 401(k) Plan as follows: Mr. Suwyn, $16,000; Mr. Wilkerson, $16,000; Mr. Stevens, $16,000; Mr. Matheney, $16,000; and Mr. Tull, $16,000; (ii) interest accrued under L-P's Executive Deferred Compensation Plan (to the extent that such interest exceeds amounts accrued at a rate equal to 120 percent of the applicable federal long-term rate), compounded monthly, as follows: Mr. Suwyn, $9,489; Mr. Wilkerson, $205; Mr. Stevens, $1,191; Mr. Matheney, $165; and Mr. Tull, $6,203; (iii) $1,344 in premiums paid on behalf of Mr. Matheney for life insurance in excess of group life insurance provided to salaried employees generally; and (iv) relocation benefits provided to Mr. Matheney in the amount of $13,536.

 4 At December 31, 1999, Mr. Suwyn held 60,000 shares of restricted stock with a dollar value of $843,780, subject to future vesting or forfeiture. The shares will vest upon Mr. Suwyn's reaching age 62 while employed by L-P, subject to acceleration of vesting as to all shares upon the occurrence of certain specified events during Mr. Suwyn's term of employment, including a change in control of L-P. See "Agreements with Executive Officers" below. Dividends are payable on restricted stock at the same time as dividends on unrestricted shares of Common Stock.

 5  Messrs. Stevens and Wilkerson became officers of L-P in September 1997.

 6  Mr. Wilkerson's bonus for 1997 included a $75,000 signing bonus.


                      OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                           1
                                          Individual Grants
                          ------------------------------------------------------
                         Number of     Percent of
                           Shares    Total Options
                         Underlying    Granted to   Exercise or                             2
                          Options       Employees    Base Price                   Grant Date
        Name              Granted      During 1999   Per Share   Expiration Date Present Value
        ----              -------      -----------   ---------   --------------- ---------------


Mark A. Suwyn              258,000         22.5%      $  19.13       2/12/09       $ 1,565,730
Gary C. Wilkerson           35,000          3.1          19.13       2/12/09           212,405
Curtis M. Stevens           55,000          4.8          19.13       2/12/09           333,780
J. Keith Matheney           46,000          4.0          19.13       2/12/09           279,161
Michael J. Tull             41,000          3.6          19.13       2/12/09           248,818

--------------------

 1 No stock appreciation rights ("SARs") were granted to the named executive officers during 1999. All options were granted for the number of shares indicated at exercise prices equal to the fair market value of the Common Stock on the date of grant. The options will vest in three equal annual installments beginning one year following the date of grant, subject to acceleration of exercisability in the event of a change in control of L-P. If such acceleration of exercisability results in an "excess parachute payment" within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), the amount of any excise tax imposed on a participant by Section 4999(a) of the Code directly attributable to such acceleration will be reimbursed by L-P, together with any income or excise taxes imposed on such reimbursement.

 2 The values shown have been calculated based on the Black-Scholes option pricing model and do not reflect the effect of restrictions on transferability or vesting. The values were calculated based on the following assumptions: (i) expectations regarding volatility of 27.5% were based on monthly stock price data for L-P for the 36 months preceding the grant date, (ii) the risk-free rate of return (5.01%) was assumed to be the Treasury Bond rate whose maturity corresponds to the expected term (10.0 years) of the options granted; and (iii) a dividend yield of 2.67%. The values which may ultimately be realized will depend on the market value of the Common Stock during the periods during which the options are exercisable, which may vary significantly from the assumptions underlying the Black-Scholes model.

                                                                  1
               AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                     AND FISCAL YEAR-END OPTION/SAR VALUES
                                                                               2
                         Number of Securities Underlying   Value of Unexercised
                               Unexercised Options         In-the-Money Options
                              at December 31, 1999        at December 31, 1999
                              --------------------        ----------------------

    Name                    Exercisable    Unexercisable Exercisable   Unexercisable
    ----                    -----------    ------------- -----------   -------------
    Mark A. Suwyn             235,834        454,166       $       0     $       0
    Gary C. Wilkerson          22,334         59,667               0             0
    Curtis M. Stevens          50,668        120,332               0             0
    J. Keith Matheney          32,800         67,000          35,991             0
    Michael J. Tull            58,667         63,333               0             0

-----------------

 1 The named executive officers did not exercise any options or SARs during 1999 and did not hold any SARs at December 31, 1999.

 2 Based on the difference between the market value per share of the Common Stock on December 31, 1999, $14.063, and the option exercise price, if lower.


                    LONG-TERM INCENTIVE PLANS-AWARDS IN 1999


                                                                                                  2
                                                                          Estimated Future Payouts
                                       1     Performance                       Under Non-Stock
                              Number of         Period                         Price-Based Plans
                             Performance   Until Maturation or      ------------------------------------
            Name              Shares            Payout          Threshold (#)    Target (#)       Maximum (#)
            ----              --------          ------          -------------    ----------       -----------

Mark A. Suwyn                   22,400        1/99-12/02            4,480           22,400           44,800
Gary C. Wilkerson                5,961        1/99-12/02            1,192            5,961           11,922
Curtis M. Stevens                4,810        1/99-12/02              962            4,810            9,620
J. Keith Matheney                4,392        1/99-12/02              878            4,392            8,784
Michael J. Tull                  4,288        1/99-12/02              858            4,288            8,576

----------------------------

 1 Represents performance-contingent stock awards granted under L-P's 1997 Incentive Stock Award Plan in February 1999. Each grant entitles the participant to receive a number of shares of Common Stock determined by comparing L-P's annualized total stockholder return ("L-P's TSR") to the mean annualized total stockholder return of five other forest products companies (the "Industry TSR") for the four-year performance period ending December 31, 2002.

 2 The actual number of performance shares to be issued pursuant to an award, expressed as a percentage of the award, will range from 20% if L-P's TSR is three percentage points below the Industry TSR to 200% if L-P's TSR is 13 percentage points above the Industry TSR, and will be equal to the target amount if L-P's TSR is 3 percentage points above the Industry TSR. The number of target performance shares will be automatically adjusted to reflect a stock dividend or stock split and the deemed reinvestment of cash dividends declared on the Common Stock during the performance period. Of the performance shares earned, if any, 50% is payable at the end of the four-year performance period, provided that the participant continues to be an employee of L-P, and 50% will remain subject to forfeiture for an additional two years if the participant leaves L-P's employment within the two-year restriction period.

    Special provisions apply in case of the participant's death or disability, retirement after age 60 with the approval of L-P's chief executive officer, or a change in control of L-P.


Retirement Benefits

        The L-P Supplemental Executive Retirement Plan (the "SERP") is a defined benefit plan intended to provide supplemental retirement benefits to key executives designated by the committee appointed to administer the SERP. The following table shows the estimated annual benefits payable to participants in the SERP upon retirement based on the indicated years of credited service and compensation levels (without reduction for Social Security or the value of benefits under L-P's other retirement plans):


                               PENSION PLAN TABLE

      Final Average                           Years of Credited Service
      Compensation                            -------------------------
      ------------

                                          5                10                     15
                                          -                --                     --
$      150,000........           $    25,000        $    50,000            $    75,000
       200,000........                33,333             66,667                100,000
       300,000........                50,000            100,000                150,000
       400,000........                66,667            133,333                200,000
       500,000........                83,333            166,667                250,000
       600,000........               100,000            200,000                300,000
       700,000........               116,667            233,333                350,000
       800,000........               133,333            266,667                400,000
     1,000,000........               166,667            333,333                500,000
     1,200,000........               200,000            400,000                600,000
     1,500,000........               250,000            500,000                750,000

        Participants will become fully vested in their benefits under the SERP after completing five years of participation in the SERP, beginning January 1, 1997. Vesting will be accelerated in the event of the participant's death or disability or a change in control of L-P.

        The annual benefit payable under the SERP is equal to 50% of final average compensation multiplied by a fraction the numerator of which is years of credited service (up to a maximum of 15) and the denominator of which is 15. Years of credited service are determined under the provisions of the 401(k) Plan. If a participant's employment is involuntarily terminated within 36 months after a change in control of L-P occurs, he or she will be credited with two additional years of service. The years of service credited to the executive officers named in the Summary Compensation Table above as of

December 31, 1999, are as follows: Mr. Suwyn, 7 years; Mr. Wilkerson, 2 years; Mr. Stevens, 2 years; Mr. Matheney, 29 years; and Mr. Tull, 4 years.

        Final average compensation on an annual basis is defined as a participant's compensation during the 60 consecutive months out of the last 120 months of employment in which the participant's compensation was highest, divided by five. Compensation includes base pay and annual cash incentives (for the executive officers named in the Summary Compensation Table above, salary plus annual bonus) paid to a participant or deferred under L-P's Executive Deferred Compensation Plan, but excludes all other benefits. If a participant's employment is involuntarily terminated within 36 months after a change in control of L-P, benefits under the SERP will be calculated based on the participant's base salary during the preceding 12 months plus the average annual cash incentive paid in the preceding three years, if higher than final average compensation.

        Retirement benefits shown in the table above are expressed in terms of single life annuities, are subject to reduction in the event of retirement before age 62 and will be reduced by an amount equal to the sum of (1) 50% of the participant's primary Social Security benefit determined at age 62 and (2) the value of the participant's benefits under L-P's other retirement plans.

        Pursuant to Mr. Suwyn's employment agreement with L-P, he is entitled to a nonqualified supplemental executive retirement benefit in which he is immediately vested to the extent accrued. The annual retirement benefit payable to Mr. Suwyn under the agreement (calculated as a single life annuity reduced on an actuarial basis for retirement prior to age 62) is equal to an amount based on Mr. Suwyn's compensation (salary plus annual bonus) for the year during the three consecutive calendar years prior to termination of employment in which he had the highest compensation (including with his previous employer), with a maximum annual benefit equal to 50% of such compensation (less a Social Security offset) and a minimum annual benefit equal to 25% of such compensation. The annual benefit so calculated will be reduced by an amount equal to the value of the benefits payable to Mr. Suwyn pursuant to the retirement plans maintained by his prior employer and L-P. In the event of a change in control of L-P, Mr. Suwyn will be entitled to two additional years of service for purposes of the foregoing benefit. If Mr. Suwyn were to retire on December 31, 2000, the annual supplemental retirement benefit payable by L-P, without any reductions, pursuant to the provisions of the agreement is estimated to be $384,000. See "Agreements with Executive Officers."

Management Loans and Other Transactions

        In November 1999, the subcommittee of the Compensation Committee approved an Executive Loan Program under which up to 1,700,000 shares of the Common Stock were offered by L-P for purchase prior to January 23, 2000, by L-P's executive officers, Business Team Leaders, and other executives designated by its chief executive officer. Participants were permitted to borrow up to 100 percent of the purchase price of the shares to be purchased, which was equal to the closing price of the Common Stock on the New York Stock Exchange (NYSE) on the date of delivery of an election to participate to L-P. The maximum amount an individual was permitted to borrow was three times his or her annual base pay.

        The loans bear interest at the annual rate of 6.02 percent. Interest and principal are due and payable at the earlier of January 23, 2005, or 30 days following the executive's resignation or involuntary termination of employment. The loans are unsecured. If an executive with a loan outstanding remains employed by L-P on January 23, 2005, or dies or becomes disabled while employed prior to that date, one-half of the loan principal and accrued interest will be forgiven if the executive still owns all the shares purchased under the program and the Common Stock has traded on the NYSE at a price of $23 per share (subject to adjustment for stock dividends or other recapitalizations) for at least five consecutive trading days during the preceding 12 months.

        A total of 966,884 shares of Common Stock were purchased by 19 executives during the period from November 29, 1999 to January 21, 2000, for a total purchase price of $11,649,887. The following table provides loan information for L-P's executive officers. The loan amounts shown represent both the original principal amount and the amount outstanding at March 3, 2000.

                                   Loan           Share       No. of
Name                              Amount          Price       Shares
----                              ------          -----       ------

J. Ray Barbee                   $  599,991       $13.625       44,036
F. Jeff Duncan                     542,191        13.000       41,707
Warren C. Easley                   349,994        11.625       30,107
Richard W. Frost                   599,990        11.625       51,612
M. Ward Hubbell                    416,803        11.625       35,854
J. Keith Matheney                  688,491        11.625       59,225
Curtis M. Stevens                  719,994        11.625       61,935
Mark A. Suwyn                    2,141,999        11.625      184,258
Michael J. Tull                    656,999        11.625       56,516
Gary C. Wilkerson                  854,996        11.625       73,548
Walter M. Wirfs                    569,997        11.625       49,032

        Terry Simpson, the son of one of L-P's directors, Lee C. Simpson, is an employee of L-P and received compensation totaling $182,574 during 1999.

        See "Item 1 - Election of Directors; Compensation Committee - Interlocks and Insider Participation" for a description of one additional transaction. See also "Agreements with Executive Officers."

Directors' Compensation

        Each director of L-P who is not an employee of L-P receives for all services as a director fees at the rate of $24,000 per year, plus $1,750 for each board meeting and $1,000 for each committee meeting attended, including telephone conference meetings.

        L-P maintains an unfunded deferred compensation plan for directors which permits outside directors to elect to defer payment of any portion of their director fees and meeting fees, provided that the minimum deferral amount is $2,400 per year. Such deferred compensation, including amounts deferred under the prior plan, earns interest at a rate equal to two percentage points above Moody's Average Corporate Bond Yield Index, adjusted monthly. Payment of deferred amounts will generally be made, at the director's option, in a lump sum or in substantially equal annual installments over a 5-year, 10-year or 15-year period beginning either within 65 days or during the month of January after he or she ceases to be a director.

        L-P's 1992 Non-Employee Director Stock Option Plan (the "Director Plan") provides for the automatic grant every five years of options to purchase shares of Common Stock to members of the Board of Directors who are not employees of L-P or any of its subsidiaries. Each option granted under the Director Plan entitles the holder to purchase 45,000 shares of Common Stock at a price equal to 100% (85% prior to May 3, 1998) of the fair market value (as defined) of a share of Common Stock on the date of grant. Each option becomes exercisable as to 20% of the shares covered by the option (i.e., 9,000 shares) on each of the first through fifth anniversaries of the date of grant. Options become immediately exercisable in full upon the death of the holder or upon the occurrence of a change in control of L-P. To the extent not fully vested, an option will become exercisable as to an additional 20% of shares upon the director's retirement as of the first annual meeting of stockholders after the director attains age 70. Each option expires 10 years after the date of grant, subject to earlier termination if the holder ceases to be a member of the Board of Directors.

Agreements with Executive Officers

        L-P entered into an employment agreement with Mark A. Suwyn with respect to his employment as L-P's Chairman and Chief Executive Officer in January 1996. The term of the agreement presently will expire on December 31, 2000, subject to automatic extension annually unless 90 days' prior notice of intention to terminate is given by either party.

        The agreement provides that Mr. Suwyn is entitled to a minimum base salary of $600,000, subject to annual review for increase by the Board of Directors beginning in 1997, and an annual bonus, subject to satisfying reasonable annual performance goals established by the Compensation Committee. The agreement also provides for a nonqualified supplemental retirement benefit as described above under "Retirement Benefits." In addition, Mr. Suwyn is entitled under the agreement to participate in all L-P employee benefit arrangements at a level commensurate with his position.

        In the event Mr. Suwyn's employment is terminated by Mr. Suwyn for Good Reason (as defined) or by L-P for any reason other than disability or Cause (as defined), or if the agreement is not renewed pursuant to notice by L-P, Mr. Suwyn will be entitled to receive an amount equal to his base salary, as then in effect, for the remainder of the term of the agreement or 24 months, whichever is longer, plus a pro rata cash incentive payment for the year of termination and certain continued medical benefits. He will also be entitled to all other amounts and benefits in which he is then or thereby becomes vested.

        If a Change in Control occurs and Mr. Suwyn's employment terminates (including voluntarily by Mr. Suwyn) during the 13-month period following the Change in Control other than for Cause or by death or disability, Mr. Suwyn will be entitled to receive, in addition to all amounts and benefits in which he is vested, an amount equal to his base salary, as then in effect, for the remainder of the term of the agreement or 24 months, whichever is longer, together with
(i) a pro rata share of the targeted annual cash incentive award for the year in which such termination occurs; (ii) a bonus equal to two times the targeted annual cash incentive award, if any, for such year payable in 24 equal monthly installments; and (iii) employee welfare benefits substantially similar to those which he was receiving immediately prior to such termination.

        For purposes of the agreement, a "Change in Control" of L-P includes certain extraordinary corporate transactions pursuant to which less than a majority of the combined voting power in L-P remains in the hands of the holders immediately prior to such transactions, a person or group (other than certain persons related to L-P) becomes the beneficial owner of 25% or more of the combined voting power in L-P, or, with certain exceptions, the existing directors of L-P cease to constitute a majority of the Board of Directors.

"Cause" includes continuing to fail to devote substantially all one's business time to L-P's business and affairs, engaging in certain activities competitive with L-P, or the commission of specified wrongful acts. "Good Reason" includes failure to maintain Mr. Suwyn as Chairman and Chief Executive Officer, a reduction in base salary or the termination or reduction of any employee benefits, certain extraordinary corporate transactions, certain relocations of Mr. Suwyn's place of work, or any material breach of the agreement by L-P.

        If any payment under the agreement is determined to be subject to the federal excise tax imposed on benefits that constitute excess parachute payments under the Code, Mr. Suwyn will be entitled to reimbursement for such taxes on an after-tax basis.

        L-P has entered into Change of Control Employment Agreements (the "Employment Agreements") with nine of its current executive officers, including each of the current executive officers named in the Summary Compensation Table above. The Employment Agreements provide for severance compensation in the event of termination of employment following a change of control of L-P. Each Employment Agreement has a term of three years subject to automatic extension annually for one additional year unless notice of nonrenewal is given by November 26 of the current year. Also, if a change of control of L-P occurs during the term of the Employment Agreements, the term will be extended automatically for three additional calendar years beyond the date on which the change of control occurs.

        The Employment Agreements further provide that if, within three years following the occurrence of a change of control, an executive's employment with L-P is terminated by L-P other than for cause or by the executive for good reason, the executive will be entitled to receive (i) his or her full base salary through the date of termination (which must be at least equal to the highest rate in effect during the 12 months prior to the date the change of control occurred) plus a pro rata amount of the executive's target bonus for the fiscal year in which the change of control occurred (the "Target Bonus"), (ii) an amount equal to three times the sum of (x) his or her annual base salary at such rate plus (y) his or her Target Bonus, and (iii) the difference, calculated on an actuarial present value basis, between the retirement benefits that would have accrued if the executive's employment continued for an additional three years and the actual vested benefit, if any, at the date of termination. Special payment provisions apply in the event of the executive's death or disability following a change of control.

        The Employment Agreements also provide for reimbursement of legal fees and expenses and for outplacement services and for the continuation of health, disability and life insurance benefits for three years following termination of employment voluntarily for good reason or involuntarily other than for cause or disability. Each Employment Agreement also provides for reimbursement for any excise tax imposed on benefits that constitute excess parachute payments plus any related federal, state and local income taxes, subject to a "cut back" provision providing for a reduction in the payments under the Employment Agreement if the amount that would be treated as excess parachute payments is not greater than 110% of the maximum amount that could be paid to the executive without imposition of any excise tax.

        Lengthy definitions of cause, change of control and good reason are included in the Employment Agreements. Brief summaries of the definitions are set forth below.

        "Cause" means (i) the willful and continued failure of the executive to perform substantially his or her duties after delivery of a written demand for substantial performance or (ii) the willful engaging by the executive in illegal conduct or gross misconduct that is materially and demonstrably injurious to L-P, in each case pursuant to a resolution adopted by the affirmative vote of at least three-fourths of the entire membership of the Board of Directors.

        "Change of control" means (i) the acquisition by a person or group of beneficial ownership of 20% of L-P's outstanding Common Stock or voting securities, with certain exceptions, (ii) a change in the composition of the Board of Directors such that the incumbent directors cease to constitute at least a majority of the Board (including, for purposes of computing a majority, those persons nominated for election by a majority of the then incumbent directors who had been similarly nominated), (iii) consummation of certain reorganizations, mergers, consolidations or sale of substantially all the assets of L-P, or (iv) approval by L-P's stockholders of a complete liquidation or dissolution of L-P.

        "Good reason" with respect to the termination by an employee of his or her employment with L-P means (i) subject to certain exceptions, the assignment of duties inconsistent with the executive's position, (ii) any failure by L-P to comply with the compensation provisions of the Employment Agreement, (iii) transfer of the executive to a location more than 25 miles from the present location, or (iv) any purported termination by L-P of the executive's employment otherwise than as expressly permitted by the Employment Agreement. A termination of employment by the executive during the 30-day period immediately following the first anniversary of the change of control is deemed to be for good reason for purposes of the Employment Agreements.

                              STOCKHOLDER PROPOSALS

        Any stockholder who intends to present a proposal at the Annual Meeting of Stockholders of L-P in 2001, and who wishes to have the proposal included in L-P's proxy materials for that meeting, must deliver the proposal to the Corporate Secretary of L-P no later than November 21, 2000. Any such proposal must meet the informational and other requirements set forth in the rules and regulations of the SEC in order to be eligible for inclusion in the proxy materials for that meeting.

        L-P's bylaws also provide that no business may be brought before an annual meeting except as specified in the notice of the meeting or as otherwise brought before the meeting by or at the direction of the Board of Directors or by a stockholder of record who has delivered written notice thereof to the Chairman by the deadline specified in the bylaws. In the case of next year's annual meeting, this notice must be received by L-P no later than February 4, 2001. Such notice must include the information required by the SEC's rules for stockholder proposals presented for inclusion in L-P's proxy materials. The meeting chairman may, if the facts warrant, determine that any such business was not properly brought before the meeting and so declare to the meeting, in which case such business shall not be transacted.

                RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

        The Board of Directors has appointed Deloitte & Touche LLP, independent public accountants, to examine the financial statements of L-P for 2000. L-P expects representatives of Deloitte & Touche LLP to be present at the annual meeting and to be available to respond to appropriate questions from stockholders. The accountants will have the opportunity to make a statement at the annual meeting if they desire to do so.

                                     GENERAL

        The cost of soliciting proxies will be borne by L-P. In addition to the solicitation of proxies by the use of the mails, some of the officers and regular employees of L-P, without extra compensation, may solicit proxies personally or by other means such as telephone, telecopier, telegraph, or cable.

        L-P will request brokers, dealers, banks, voting trustees, and their nominees who hold Common Stock of record to forward soliciting material to the beneficial owners of such stock and will reimburse such record holders for their reasonable expenses in forwarding material. L-P has retained D.F. King & Co., Inc., to assist in such solicitation for an estimated fee of $9,500 plus reimbursement for certain expenses.

                                                                      APPENDIX A

                          LOUISIANA-PACIFIC CORPORATION

                        2000 EMPLOYEE STOCK PURCHASE PLAN


        1. PURPOSE OF THE PLAN. This Plan shall be known as the "Louisiana-Pacific Corporation 2000 Employee Stock Purchase Plan." The purpose of the Plan is to permit employees of Louisiana-Pacific Corporation ("the Company") and of its Subsidiaries (as hereinafter defined) to obtain or increase a proprietary interest in the Company by permitting them to make installment purchases of shares of the Company's Common Stock (as hereinafter defined) through payroll deductions. The Plan is intended to qualify as an "employee stock purchase plan" within the meaning of Section 423 of the Internal Revenue Code of 1986 (the "Code").

       2.      DEFINITIONS.

       (a) COMMON STOCK. The Company's $1 par value common stock as presently constituted and shares of common stock which may be issued by the Company in exchange for or reclassification thereof.

       (b)     OFFERING DATES.

               (i)    FIRST OFFERING DATE.  October 1, 2000.

               (ii)   SECOND OFFERING DATE.  October 1, 2001.

       (c)     OFFERING PERIODS.

               (i) FIRST OFFERING PERIOD. The period beginning on October 1, 2000, and ending on October 31, 2000.

               (ii) SECOND OFFERING PERIOD. The period beginning on October 1, 2001, and ending on October 31, 2001.

        (d)    PURCHASE DATES.

               (i) FIRST PURCHASE DATE. October 31, 2002, or any earlier date of purchase pursuant to subscriptions entered into during the First Offering Period.

               (ii) SECOND PURCHASE DATE. October 31, 2003, or any earlier date of purchase pursuant to subscriptions entered into during the Second Offering Period.

       (e)     PURCHASE PERIODS.

               (i) FIRST PURCHASE PERIOD. The period beginning on November 1, 2000, and ending on October 31, 2002.

               (ii) SECOND PURCHASE PERIOD. The period beginning on November 1, 2001, and ending on October 31, 2003.

       (f)     PURCHASE PRICE.  The lesser of (i) the Maximum  Purchase Price or
   (ii) the mean between the reported high and low sale prices of Common Stock on the New York Stock Exchange--Composite Transactions on the applicable Purchase Date or on the last day preceding such date on which such Exchange shall have been open. The Purchase Price per share shall be subject to adjustment in accordance with the provisions of Section 18 of this Plan.

       (g) MAXIMUM PURCHASE PRICE. 85 percent of the mean between the reported high and low sale prices of Common Stock on the New York Stock Exchange--Composite Transactions on the last day preceding the applicable Offering Date on which such Exchange shall have been open.

       (h) ELIGIBLE EMPLOYEES. Those persons who on the applicable Offering Date are employees of the Company or a Subsidiary except those who, immediately prior to the applicable Offering Date, would be deemed under
   Section 423(b)(3) of the Code to own stock possessing 5 percent or more of the total combined voting power or value of all classes of stock of the Company or any other corporation that constitutes a parent or subsidiary corporation of the Company within the meaning of that section.

       (i) PARTICIPANT. An Eligible Employee who subscribes for the purchase of shares of Common Stock under the Plan in accordance with the Plan.

       (j) MONTHLY COMPENSATION. For an Eligible Employee on the payroll of the Company or a Subsidiary for the entire calendar month preceding the applicable Offering Date, the compensation paid or accrued to such Eligible Employee for such month plus, in the case of such an Eligible Employee whose compensation for such month was based wholly or partly on a bonus, commission, profit sharing or similar arrangement for which no accrual was made for such month, an amount equal to the portion attributable to one month of the amount accrued to such Eligible Employee as of the day preceding the applicable Offering Date, on the books of the Company or its Subsidiaries in accordance with such arrangement. For all other Eligible Employees, Monthly Compensation shall be the monthly rate of compensation in effect immediately prior to the applicable Offering Date. For all purposes of the Plan, Monthly Compensation shall include any amount which is contributed by the Company or a Subsidiary pursuant to a salary reduction agreement and which is not includable in the gross income of an Eligible

   Employee under Code Sections 125 (relating to "cafeteria plans") or 402(e)(3) (relating to elective contributions under a "401(k)" plan).

       (k) SUBSIDIARY. A corporation of which, on the applicable Offering Date, the Company or a subsidiary of the Company owns at least 51 percent of the total combined voting power of all classes of stock and whose employees are authorized to participate in the Plan by the Board of Directors of the Company.

        3. THE OFFERING. The number of shares of Common Stock subject to the Plan shall be 1,500,000, subject to adjustment as provided in Section 18 below. During each Offering Period the Company may offer, at the applicable Purchase Price, for subscription by Eligible Employees in accordance with the terms of the Plan, such number of authorized and unissued or treasury shares of its Common Stock subject to the Plan as may be determined by the Board of Directors of the Company.

        4.     SUBSCRIPTIONS.

               (a) SHARES SUBJECT TO SUBSCRIPTION. During each Offering Period, each Eligible Employee shall be entitled to subscribe for the number of whole shares of Common Stock offered during such Offering Period designated by him in accordance with the terms of the Plan; provided, however, that the minimum number of such shares that may be subscribed for shall be the number of whole shares that can be purchased, at the Maximum Purchase Price for such Offering Period, with $1,200, and the maximum number of such shares that may be subscribed for shall be the number of whole shares that can be purchased, at the Maximum Purchase Price for such Offering Period, with the lesser of (i) $21,240 or (ii) 50 percent of the Eligible Employee's Monthly Compensation multiplied by 24.

               (b) FURTHER LIMITATION ON SUBSCRIPTIONS. Notwithstanding Section 4(a) above, the maximum number of shares that may be subscribed for by an Eligible Employee shall be further limited and reduced to the extent that the number of shares owned by such Eligible Employee immediately after any Offering Date for purposes of Section 423(b)(3) of the Code plus the maximum number of shares set forth in Section 4(a) above would exceed 5 percent of the total combined voting power or value of all classes of stock of the Company or a parent or subsidiary corporation of the Company within the meaning set forth in
Section 423(b)(3) of the Code. Notwithstanding any other provision in the Plan, the minimum number of shares that may be purchased by a Participant shall not be less than 25 shares on any Purchase Date.

               (c) SUBSCRIPTION AGREEMENTS. Subscriptions pursuant to the Plan shall be evidenced by the completion and execution of subscription agreements in the form provided by the Company and delivery of such agreements to the Company, at the place designated by the Company, prior to the expiration of each Offering Period. Except as provided in the Plan, no subscription agreement shall be subject to termination or reduction during the Offering Period to which it relates without written consent of the Company.

               (d) OVER SUBSCRIPTION. In the event that the aggregate number of shares subscribed pursuant to the Plan as of any Purchase Date shall exceed the number of shares offered for sale during the Offering Period related to such Purchase Date, then each subscription for such Offering Period pursuant to which a purchase is effected shall be reduced to the number of shares that such subscription would cover in the event of a proportionate reduction of all subscriptions for such Offering Period outstanding on such Purchase Date so that the aggregate number of shares subject to all such subscriptions would not exceed the number of shares offered for sale during such Offering Period. In making such reductions, fractions of shares shall be disregarded and each subscription shall be for a whole number of shares.

        5. APPROVAL OF STOCKHOLDERS. The Plan shall be submitted for approval by stockholders of the Company prior to February 4, 2001. Subscriptions shall be subject to the condition that, prior to such date, the Plan shall be approved by the stockholders of the Company in the manner contemplated by
Section 423(b)(2) of the Code and Treasury Regulation Section 1.423-2(c). If not so approved prior to such date, the Plan shall terminate, all subscriptions hereunder shall be canceled and be of no further force and effect, and all Participants shall be entitled to the prompt refund in cash of all sums withheld from and paid by them pursuant to the Plan.

        6. PAYMENT OF PURCHASE PRICE. Except as otherwise specifically provided in the Plan, the Purchase Price of all shares purchased hereunder shall be paid in equal installments (in the currency in which the Participant is paid) through payroll deduction from the Participant's compensation during the applicable Purchase Period, without the right of prepayment. Each installment shall be in an amount (in the currency in which the Participant is paid) calculated as of the Offering Date to be equal to the Maximum Purchase Price multiplied by the number of shares subscribed for divided by twice the number of annual pay periods for such Participant, with appropriate adjustment of future payroll deductions for a Participant whose payroll period changes. A Participant shall pay the amount of any difference between the Purchase Price and the amount so withheld in cash not later than the applicable Purchase Date; there shall be an appropriate reduction in the number of shares to be purchased by a Participant who fails to make such a required payment.

        7. APPLICATION OF FUNDS; PARTICIPANTS' ACCOUNTS. All amounts withheld from and paid by Participants hereunder shall be deposited in the Company's general corporate account to be used for any corporate purposes;
provided, however, that the Company shall maintain a separate bookkeeping account for each Participant hereunder reflecting all amounts withheld from and paid by such Participant with respect to each Purchase Period under the Plan. No interest shall be credited to such separate accounts.

        8. ISSUANCE OF SHARES. Shares purchased under the Plan shall, for all purposes, be considered to have been issued, sold and purchased at the close of business on the applicable Purchase Date. Prior to each applicable Purchase Date, no Participant shall have any rights as a holder of any shares covered by a subscription agreement. Promptly after each Purchase Date, the Company shall issue and deliver to the Participant a stock certificate or certificates representing the whole number of shares purchased by him during the Purchase Period ending with such Purchase Date and refund to the Participant in cash any excess amount in his account relating to such Purchase Period. Alternatively, instead of paper stock certificates, the Company may distribute shares in book-entry form, where the Participant is provided with a statement that reflects the number of shares registered electronically in his name on the Company's books. No adjustment shall be made for dividends or for other rights for which the record date is prior to the applicable Purchase Date, except as may otherwise be provided in Section 18; provided, however, that the number of shares to be issued and delivered to a Participant upon a Purchase Date shall be reduced by the number of shares and fractions thereof equal in value, determined as of said Purchase Date, to the amount of any required withholding by the Company of U.S. federal and state taxes from the Participant's income attributable to the purchase of said shares. Notwithstanding the foregoing, shares to be otherwise delivered as aforesaid following a Purchase Date may, at the option of the Company, be held in the possession of the Company for the benefit of a Participant for up to one year following a Purchase Date for the purpose of satisfying U.S. federal and state income tax withholding and reporting obligations of the Company on the income of the Participant attributable to the sale of the purchased shares within said one-year period. In the event purchased shares are so held by the Company, such shares shall be, upon written instruction from the Participant, sold or transferred by gift in accordance with such instructions; provided, however, that in the case of an instruction by the Participant to sell all or a portion of said shares, the Company shall effect the sale for the Participant on the New York Stock Exchange at a discount brokerage rate with the proceeds, less any applicable tax withholding, promptly remitted to the Participant.

        9. RIGHT TO TERMINATE SUBSCRIPTION. Each Participant shall have the right, at any time after the expiration of each Offering Period and prior to the applicable Purchase Date, to terminate his subscription relating to such Offering Period by written notice to the Company and receive a prompt refund in cash of the total amount in his account with respect to the applicable Purchase Period.

        10. RIGHT TO REDUCE NUMBER OF SHARES. Each Participant shall have the right, at any time after the expiration of each Offering Period and prior to the applicable Purchase Date, to make, by written notice to the Company, a one-time-only reduction in the number of shares covered by his subscription agreement relating to such Offering Period (but not below the minimum number of shares provided in Section 4(b)). Upon such reduction of shares, an appropriate reduction shall be made in the Participant's future payroll deductions during the applicable Purchase Period and the excess amount in the Participant's account with respect to such Purchase Period resulting from such reduction shall be promptly refunded to the Participant in cash or, at the option of the Participant, shall be applied in equal amounts against all future installment payments of the Maximum Purchase Price of the reduced number of shares to be purchased during the applicable Purchase Period.

        11. TERMINATION OF EMPLOYMENT. Subject to Section 4(b), upon termination of employment of a Participant for any reason other than retirement, disability or death, including by reason of the sale of the Subsidiary by which the Participant is employed such that the Company or a Subsidiary of the Company no longer owns at least 51 percent of the total combined voting power of all classes of stock of the Subsidiary, a Participant shall have, during the period of three months following his termination date, but prior to the applicable Purchase Date, the right with respect to each Purchase Period for which he has an account under the Plan to elect to receive either a refund in cash of the total amount of his account relating to such Purchase Period or the whole number of shares that can be purchased at the applicable Purchase Price with such amount together with any remaining cash in his account relating to such Purchase Period. Each election must be in writing and delivered to the Company within the aforementioned period. If the Participant elects to receive shares, the Purchase Date shall be the date the Participant's election is delivered to the Company. In the event the Participant does not make a timely election with respect to any Purchase Period for which he has an account under the Plan, he shall be deemed to have elected to receive a cash refund of the amount of his account relating to such Purchase Period.

        12. RETIREMENT; DISABILITY. A Participant who retires or whose employment is terminated by reason of any injury or illness of such a serious nature as to disable the Participant from resuming employment with the

Company shall have all of the rights described in Section 11 above and shall have the additional right to elect, in the manner described in Section 11, to prepay in cash in a lump sum the entire unpaid balance of the Purchase Price of the shares covered by his subscription agreement relating to each Purchase Period and to receive such shares. The Purchase Date for this purpose shall be the date on which both the Participant's election and the lump-sum cash payment shall have been delivered to the Company. For purposes of the Plan, a termination of employment at or after age 60 for any reason shall be considered retirement.

        13. DEATH. In the event of the death of a Participant while in the employ of the Company or a Subsidiary and prior to full payment of the Maximum Purchase Price for the shares covered by his subscription with respect to each Purchase Period, or the death of a retired or disabled Participant prior to the exercise of his rights described in Section 12 above, his personal representative shall have, during the period of three months following termination of the Participant's employment, but prior to the applicable Purchase Date, the rights described in Section 12. In the event of the death of a Participant who previously terminated employment by reason other than retirement or disability prior to full payment of the Maximum Purchase Price for the shares covered by his subscription with respect to each Purchase Period and prior to the exercise of his rights described in Section 11, his personal representative shall have the rights described in Section 11.

        14. TERMINATION, RETIREMENT OR DEATH PRIOR TO STOCKHOLDER APPROVAL. Notwithstanding Sections 11, 12, and 13, if the Plan shall not have been approved by stockholders of the Company as described in Section 5 prior to the time for the exercise of any rights described in Sections 11, 12 or 13, the Participant or his personal representative shall only have, under said Sections, the right to receive a refund in cash of the total amount in his account with respect to each Purchase Period.

        15. TEMPORARY LAYOFF; LEAVES OF ABSENCE. A Participant's installment payments with respect to each Purchase Period shall be suspended during any period of absence from work due to temporary layoff or leave of absence without pay. If such Participant returns to active employment within the applicable Purchase Period, installment payments shall resume and the Participant shall be entitled to elect either to make up the deficiency in his account with respect to such Purchase Period immediately with a lump-sum cash payment, or to have future installments with respect to such Purchase Period uniformly increased to make up the deficiency, or to have an appropriate reduction made in the number of shares covered by his subscription agreement with respect to such Purchase Period to eliminate the deficiency. The election (together with the lump-sum cash payment, if applicable) must be delivered to the Company within 10 days of the Participant's return to active employment but prior to the applicable Purchase Date. If the Participant fails to make a timely election, the appropriate reduction of shares shall be made in accordance with the above. If the Participant does not return to active employment within the applicable Purchase Period, he shall have the right to elect to receive either a refund in cash of the total amount of his account with respect to such Purchase Period or the whole number of shares which can be purchased at the applicable Purchase Price with such amount together with any remaining cash in his account with respect to the Purchase Period. The election must be in writing and delivered to the Company prior to, and shall be effective as of, the applicable Purchase Date. In the event the Participant does not make a timely election with respect to any Purchase Period, he shall be deemed to have elected to receive the cash refund with respect to that Purchase Period.

        16. INSUFFICIENCY OF COMPENSATION. In the event that for any payroll period, for reasons other than termination of employment for any reason, temporary layoff or leave of absence without pay, a Participant's compensation (after all other proper deductions from his compensation) becomes insufficient to permit the full withholding of his installment payment, the Participant may pay the deficiency in cash when it becomes due. In the event that, in a subsequent payroll period, the Participant's compensation becomes sufficient to make the full installment payment and there still remains a deficiency in his account, the deficiency must then be eliminated through the election of one of the alternatives described in Section 15. The Participant must deliver his election to the Company within 10 days of the end of such subsequent payroll period but prior to the applicable Purchase Date. In the event that on the applicable Purchase Date there remains a deficiency in such a Participant's account or, in the event a Participant described above fails to make a timely election, the appropriate reduction of shares shall be made in accordance with
Section 15.

        17. INTEREST. Any person who becomes entitled to receive any amount of cash refund from any account maintained for him pursuant to any provision of the Plan shall be entitled to receive in cash, at the same time, simple interest on the amount of such refund at the rate of 5 percent per annum. Any refund shall be deemed to be made from the most recent payment or payments made by the Participant pursuant to the Plan.

        18. EFFECT OF CERTAIN STOCK TRANSACTIONS. If at any time prior to the second Purchase Date the Company shall effect a subdivision of shares of Common Stock or other increase (by stock dividend or otherwise) of the number of shares of Common Stock outstanding, without the receipt of consideration by the Company or another corporation in which it is financially interested and otherwise than in discharge of the Company's obligation to make further payment for assets theretofore acquired by it or such other corporation or upon conversion of stock or other securities issued for consideration, or shall reduce the number of shares of Common Stock outstanding by a consolidation of shares, then (a) in the event of such an increase in the number of such shares outstanding, the number of shares then remaining subject to the Plan and the number of shares of Common Stock then subject to Participants' subscription agreements shall be proportionately increased and the Maximum Purchase Price and the Purchase Price per share for each Purchase Period affected by such event shall be proportionately reduced and (b) in the event of such a reduction in the number of such shares outstanding, the number of shares then remaining subject to the Plan and the number of shares of Common Stock then subject to subscription agreements shall be proportionately reduced and the Maximum
Purchase Price and the Purchase Price per share for each Purchase Period affected by such event shall be proportionately increased. Except as provided in this Section 18, no adjustment shall be made under the Plan or any subscription agreement by reason of any dividend or other distribution declared or paid by the Company.

        19. MERGER, CONSOLIDATION, LIQUIDATION OR DISSOLUTION. In the event of any merger or consolidation of which the Company is not to be the survivor (or in which the Company is the survivor but becomes a subsidiary of another corporation), or the liquidation or dissolution of the Company, each Participant shall have the right immediately prior to such event to elect to receive the number of whole shares that can be purchased at the Purchase Price applicable to each Purchase Period with respect to which such Participant has subscribed for purchase of Common Stock with the full amount that has been withheld from and paid by him pursuant to the subscription agreement relating to such Purchase Period, together with any remaining excess cash in his account relating to such Purchase Period. If such election is not made with respect to the amount in a Participant's account for any Purchase Period, the Participant's subscription agreement shall terminate and he shall receive a prompt refund in cash of the total amount in such account.

        20. LIMITATION ON RIGHT TO PURCHASE. Notwithstanding any provision of the Plan to the contrary, if at any time a Participant is entitled to purchase shares of Common Stock on a Purchase Date, taking into account such Participant's rights, if any, to purchase Common Stock under the Plan and all other stock purchase plans of the Company and of other corporations that constitute parent or subsidiary corporations of the Company within the meaning of Sections 424(e) and (f) of the Code, the result would be that, during the then current calendar year, such Participant would have first become entitled to purchase under the Plan and all such other plans a number of shares of Common Stock of the Company that would exceed the maximum number of shares permitted by the provisions of Section 423(b)(8) of the Code, then the number of shares that such Participant shall be entitled to purchase pursuant to the Plan on such Purchase Date shall be reduced by the number that is one more than the number of shares that represents the excess, and any excess amount in his account resulting from such reduction shall be promptly refunded to him in cash.

        21. NON-ASSIGNABILITY. None of the rights of an Eligible Employee under the Plan or any subscription agreement entered into pursuant hereto shall be transferable by such Eligible Employee otherwise than by will or the laws of descent and distribution, and during the lifetime of an Eligible Employee such rights shall be exercisable only by him.

        22. SHARES NOT PURCHASED. Shares of Common Stock subject to the Plan that are not subscribed for during the First Offering Period and shares subscribed for pursuant to the First Offering Period that thereafter cease to be subject to any subscription agreement hereunder shall remain subject to and reserved for use in connection with the Second Offering Period. Shares of Common Stock subject to the Plan that are not subscribed for during the Second Offering Period and shares subscribed for during the Second Offering Period that thereafter cease to be subject to any subscription agreement hereunder shall be free from reservation for use in connection with the Plan.

        23. CONSTRUCTION; ADMINISTRATION. All questions with respect to the construction and application of the Plan and subscription agreements thereunder and the administration of the Plan shall be settled by the determination of the Board of Directors or of one or more other persons designated by it, which determinations shall be final, binding and conclusive on the Company and all employees and other persons. All Eligible Employees shall have the same rights and privileges under the Plan. The Purchase Price, the Maximum Purchase Price, and the amount in each Participant's account shall be denominated in United States dollars and amounts received from or paid to any Participant in any other currency shall be converted into United States dollars at the exchange rate in effect on the date of receipt or payment.

        24. TERMINATION OR AMENDMENT. The Plan may be terminated or amended in any way by the Board of Directors at any time prior to approval of the Plan by the stockholders of the Company pursuant to Section 5. Subsequent to such approval of the Plan by the stockholders of the Company, the Plan may be amended by the Board of Directors, provided that no such amendment shall (a) adversely affect the rights of employees under subscription agreements theretofore entered into pursuant to the Plan or (b) increase the maximum number of shares of Common Stock offered under the Plan or decrease the price per share, except pursuant to
Section 18.

                     [LOGO] LOUISIANA-PACIFIC CORPORATION
Proxy 2000

Proxy
                          LOUISIANA-PACIFIC CORPORATION
               PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                         FOR ANNUAL MEETING MAY 1, 2000

The undersigned hereby constitutes and appoints Paul W. Hansen, Donald R. Kayser, and Brenda J. Lauderback, and each of them, his true and lawful agents and proxies, each with full power of substitution, to represent and vote the common stock of Louisiana-Pacific Corporation ("L-P"), which the undersigned may be entitled to vote at the Annual Meeting of L-P stockholders to be held May 1, 2000, or at any adjournment thereof.




Nominees for Election as Directors:

Mark A. Suwyn, Archie W. Dunham





YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE BOXES ON THE REVERSE SIDE. YOU NEED NOT MARK ANY BOXES IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS. BY SIGNING ON THE REVERSE, YOU ACKNOWLEDGE RECEIPT OF THE 2000 NOTICE OF ANNUAL MEETING OF STOCKHOLDERS AND ACCOMPANYING PROXY STATEMENT AND REVOKE ALL PROXIES HERETOFORE GIVEN BY YOU TO VOTE AT SAID MEETING OR ANY ADJOURNMENT THEREOF.
                                                                     SEE REVERSE
                                                                         SIDE

- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -
             DETACH AND RETURN PROXY CARD; RETAIN ADMISSION TICKET

X  Please mark your
   votes as in this
   example.

This proxy when properly executed will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR the election of directors and FOR proposal 2.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF DIRECTORS AND FOR PROPOSAL 2.
                FOR  WITHHELD                          FOR    AGAINST    ABSTAIN
                ---  --------                          ---    -------    -------
1. Election of                 2. Approval of 2000
   Directors     //    //         Employee Stock        //      //          //
   (see reverse)                  Purchase Plan.

FOR all nominees except as marked to the contrary below:


----------------------------------

                                        If  any  other  matters   properly  come
                                        before the meeting, this proxy will be voted by the proxies named herein in accordance with their best judgment.

SIGNATURE(S)----------------------------  DATE----------------

Note: Please sign exactly as your name appears hereon. If signing for estates, trusts, or corporations, title or capacity should be stated. If shares are held jointly, each holder should sign.

- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -
             DETACH AND RETURN PROXY CARD; RETAIN ADMISSION TICKET


[LOGO] LOUISIANA-PACIFIC CORPORATION

       111 S.W. Fifth Avenue
       Portland, Oregon 97204
       (503) 221-0800



                                                  Annual Meeting of Stockholders
                                                            May 1, 2000
                                                          ADMISSION TICKET



The Annual Meeting of Stockholders of Louisiana-Pacific Corporation will be held at 9:30 a.m. on May 1, 2000, at the Embassy Suites Hotel, 319 S.W. Pine Street, Portland, Oregon 97204. Public transportation to the hotel is available from the airport, and there is ample public parking in the vicinity of the hotel.

Your voted proxy card should be detached and returned as soon as possible in the enclosed postpaid envelope. If you plan to attend the Annual Meeting, please retain this Admission Ticket, and, on May 1, 2000, present it to the Louisiana-Pacific representative for admission to the meeting.



                                                            -- Anton C. Kirchhof
                                                               Secretary